REAL ESTATE DEVELOPMENT CONTRACT
BETWEEN THE UNDERSIGNED
The VOLCOM Company, a public limited corporation with a share capital of €100,000 Euros, whose corporate headquarters is located at 62 Avenue du 8 Mai, 1945, 64100 BAYONNE, registered in the Business Registry of Bayonne under Number 488 298 00019, represented by Mr. Gilles DUHAMEL, pursuant to the powers granted to him by Mr. Richard Woolcott, Chairman of the Board of the Volcom SAS Company, on 04/28/06,
Hereinafter referred to as the “OWNER OF THE WORK”
ON THE ONE HAND
AND
Société d’Equipement des Pays de l’Adour (S.E.P.A.), a local mixed economy public limited company with share capital of €1,586,000 Euros, whose registered address is at 47 Avenue Norman Prince — 64000 PAU, registered in the Business Registry of PAU under N° B 775 638 695, represented by Mr. Hervé LUCBEREILH, Chairman and CEO, duly authorized for the purposes of the present contract, pursuant to the powers granted to him by the Board of Directors at its meeting on May 5, 2004,
Hereinafter referred to as “THE DEVELOPER”
ON THE OTHER HAND
THE PARTIES HAVE AGREED AS FOLLOWS
It is the Owner of the Work’s intention to build a tertiary and logistics building in Anglet Blancpignon, area of de la Glisse;
Since the Owner of the Work does not currently have the resources available to carry out the project described hereinafter at the said location, the Owner of the Work gives to the Developer, who accepts, the mandate to carry out in his name and on his behalf the accomplishment of the project under the terms conditions of a real estate development contract defined hereinafter.
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CONSEQUENTLY, THE FOLLOWING HAS BEEN AGREED TO
Article 1 — REAL ESTATE DEVELOPMENT CONTRACT
The Developer commits himself to the Owner of the Work, and the Owner of the Work accepts, to complete, at the price agreed hereinafter, the construction project defined in Article 2 hereinafter, by means of work-for-hire contracts, and to complete or have completed the legal, administrative and financial, or purely material transactions furthering the same purpose, in the context of Articles 1831-1 through 1831-5 of the Civil Code.
Article 2 — PROGRAM
2.1. Property on which the Project is to be Based
The land is located within the boundaries shown in the block plan annexed hereto.
This land located in the De la Glisse Area in Anglet Blancpignon, with a surface area of 6,970 m 2, includes plots belonging to the State’s Maritime Public Domain (plots plat mapped section AP N°121, 123, 125, 127, 129, 131, 133).
The land makes up Plot n° 1 in the Parc d’Activité de la Glisse subdivision, whose development permit is dated January 13, 2006, and is currently under completion by the Chamber of Commerce and Industry of Bayonne.
The SAS VOLCOM Company has furnished evidence of property rights to the land, allowing it as Owner of the Work to build, under a Temporary Occupation Agreement for the Public Maritime Domain entered into on ___for a period of 30 years, between the State and the Chamber of Commerce and Industry of Bayonne on the one hand, and SAS VOLCOM on the other hand, a copy of which is annexed hereto.
The Owner of the Work will provide the land to the Developer as of the effective date of this contract or the effective date of the Temporary Occupation Agreement, if it is later, and in any case within a time period compatible with the enclosed Provisional Completion Schedule, i.e. May 6, 2006.
An inspection report shall be drawn up upon such provision.
The Owner of the Work shall provide the Developer all documents in its possession that may be useful in order to know the land.
It is hereby agreed that said land was the subject of a ground survey by Ingesol No. 05 V1061, and a complementary study No. 06 D 632, a copy of which is attached.
2.2. Description of the Project
A construction project for tertiary and logistics use made up of:
•	70 parking spaces and heavy equipment roadways for logistical supplies

•	a 1,200 m2 tertiary building in R+1 and R+2 partial

•	a 2,000 m2 logistics building with a height of 10 m
Such as this project is shown in the drawings annexed hereto, with the services defined in the summary description notes appended hereto.

Article 3 — TECHNICAL BUILDING CHARACTERISTICS
3.1. Construction to be Delivered
The technical specifications for the construction that is the subject of this contract are shown in the following documents:
•	architect’s drawings dated 04/27/2006

•	technical description for all building trades
Said documents were reviewed and approved by the Developer and the latter confirms that these documents are complete and constitute a sufficient basis to carry out the works as anticipated between the parties.
These technical specifications shall be approved by the District Director of Equipment for the Pyrenees Atlantique, in accordance with Article 3 of the above-mentioned Temporary Occupation Agreement for the Public Maritime Domain.
3.2. Building Permit
A building permit was obtained by the Owner of the Work on 03/15/2006 under Number PC 640240531242.
However, the completion of the construction work such as defined in Article 3.1. hereinabove, requires obtaining an amended building permit for two reasons. On the one hand to take into account the changes to the construction desired by Volcom and definitively decided upon on April 10, ie. after the building permit was obtained, and on the other hand to take into account the completion of the development work for the subdivision which includes the land on which the project is located.
The Developer agrees to file within the time required by law after the signing of this contract, on behalf of the Owner of the Work, the amended building permit application concerning the changes desired by Volcom, as taken into account in the April 27, 2006 documents.
Should the amended building permit not be obtained, the parties shall meet to draft a rider to this contract in order to determine the necessary changes to the project and the possible consequences to the price and deadline.
Article 4 — DESCRIPTION OF THE DEVELOPER’S TASKS
Without this list being limited to the preceding, the Developer shall, in particular, provide for or carry out the following tasks:
4.1. Financial Management:
•	Drafting payment orders

•	Payment of the amounts owed to various participants involved in the completion of the above-mentioned project, so that there are no claims against the Owner of the Work for the payment of any amounts of any nature whatsoever, by a public or private third party in connection with the project or included in the agreed-upon price.
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•	Monitoring of status of work on budget items

•	Relationship with tax authorities
4.2. Administrative management:
•	Enter into any agreement with any architects, design firms, inspection firm, or SPS coordinator to carry out management or inspection of the project

•	Draw up or have drawn up any technical document required for the project, including in particular:

•	specifications and general terms of the contract(s),

•	specific contract specifications

•	completion schedule

•	Enter into any construction contracts

Prior to the signing of the contracts he shall verify the professional qualifications of any contractor or participant, and their coverage by professional liability insurance, in compliance with the provisions of Article 10-C hereinafter.

•	Review the insurance taken out by the contractors and tradesmen taking part in the construction project, as well as those taken out on behalf of the Owner of the Work.

•	Make all applications for connections or statements to public works departments or providers in charge of water and energy distribution, both for the needs of the worksite as well as for the needs of the building operations after the completion of the project

•	Declare the acceptability of work from any contractors. Such acceptance shall not discharge the Developer in his relationship with the Owner of the Work, which is governed by the provisions hereinafter.

•	Make all statements to public agencies, particularly regarding the opening of the site or completion of construction

•	Apply for all permits required for the completion of the project

•	In agreement with the Owner of the Work, he shall apply, as needed, for any amended permits or any other authorizations that may be shown to be required for the completion of the project, such as described in the annexed documents

•	Manage, as defendant or plaintiff, any legal proceedings required for the completion of the project, or resulting from it

•	Carry out or have carried out any transactions, application filing and/or all work required to obtain the certificate of compliance. With regards to this, after delivery, the Owner of the Work agrees not to carry out any work or have any work carried out, or not to change or allow the intended purpose of the premises to be changed in a manner that is likely to prevent the issuing of the certificate of compliance;

Failing this, he shall bear all the consequences, particularly financial, for the completion of work necessary for the issuing of said certificate of compliance.

It is hereby specified that the Developer shall, after delivery, complete any work required for achieving compliance promptly, without distributing the use and operation of the buildings in any way.

•	Negotiate and enter into any agreements or easements for the benefit of the Owner of the Work, and draw up any deed required:
•	to meet the requirements for the administrative authorizations,

•	to meet city planning requirements,
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•	Buildings access roads to the buildings or having such buildings connected to distribution networks for public services
It is specified that any amount owed or collected under the above contracts shall be paid by the Owner of the Work.
•	The Developer shall have no power to commit the Owner of the Work in any disposition deed
Article 5 — COMPLETION CONDITIONS
A)	The Developer shall diligently complete the construction project with the goal of delivering it to the Owner of the Work within the deadline specified hereinafter.
B)	The Developer shall solely be authorized to give instructions to the contractors and other participants
C)	In order that the Owner of the Work is kept informed at all times about the progress at the worksite, the following provisions shall apply :
•	The Developer shall inform the Owner of the Work about all worksite meetings sufficiently in advance so that the latter may attend them

•	The Developer shall provide the Owner of the Work with copies of the worksite reports
D)	As of the signing of this contract, the Developer shall, in any event, set up meetings to inform the Owner of the Work about the progress of the construction and plans

E)	In the event that the supply or use of certain materials or equipment should turn out to be impossible, difficult or likely to result in disruptions for any reason (late delivery, manufacturing defect, importation difficulties, shortages of specialized labor, etc...), the Developer may, subject to the Owner of the Work’s agreement, replace the same with others of at least equivalent quality.

F)	Amended or Additional Work

In the event that after the date of the present contract and prior to the completion of the work, the Owner of the Work should want changes made on the premises or that additional work be performed, it shall sent a letter by “registered mail with return receipt” to the Developer, who, after gathering the opinions of the architect and any interested technicians, shall evaluate whether the additional work or changes requested are feasible ; if so, an additional written and preliminary rider shall be drawn up between the Owner of the Work and the Developer, which will specify the nature of the changes or [sic] additional work requested, their effect on the cost beyond the set price, and as needed, the impact of the work requested on the completion deadline specified below.

If the requested work requires prior surveys, such surveys may only be initiated by the Developer if the Owner of the Work gives his agreement by “registered letter with return receipt” also specifying that he accepts to bear the cost, regardless of what follows the request for changes and/or additional work.

In the opposite case, the Owner of the Work’s request shall not be fulfilled.

The postponed completion deadline for the performance of this contract that results from the above-mentioned rider shall be substituted for the one specified in the following article.

G)	The Developer shall not change the contractual documents drawn up at the end of the preliminary studies without the Owner of the Work’s formal agreement, and subject to the provisions of paragraph E hereinabove.

Article 6 — COMPLETION / DELIVERY
A)	The Developer agrees to deliver the buildings no later than :
•	01/31/2007 for the entire project

It is understood that for the logistical portion, delivery up to February 15, 2007 will not inconvenience the tenant as far as his scheduling for the implementation of operations, and therefore will not entail having to make 2000 m [2] of staging area available free of charge for logistical storage as provided for in D) of the same article.

The Developer agrees to inform the Owner of the Work of any delays in the delivery of construction at least two weeks before the set delivery date indicated in the preceding paragraph.
Unless there is an event of force majeure, or more generally, any legitimate cause for suspending the said deadline:
For the application of this provision, unless these are the result fault or negligence on the part of the Developer, the events considered to be legitimate causes for suspending the delivery deadline include and are limited to the following, :
•	Bad weather days as defined in the labor regulations for construction sites, i.e. those declared to the Construction Industry Paid Holiday Fund and recognized as such;

•	General strike days or strikes affecting the building industry, occurring during the worksite, to the extent that such strikes, duly acknowledged and justified by the project manager, result in a delay exceeding one week ;

•	Disruptions resulting from hostilities or revolution, disasters and worksite accidents, fires, and floods that affect the progress of the worksite;

•	Administrative or court injunctions or rulings ordering suspension or stoppage of work;

•	Delays attributable to the need to carry out archeological digs ;

•	Delay days resulting from an aggravation of working conditions on the worksite as a result of the actions by the Management of the Ministry of Culture, Management of Historical Monuments, or any similar aggravation pertaining to the possible presence of archeological remains on the grounds;

•	Any delays attributable to possible pollution in the soil or sub-soil as well as any resulting from any pollution clean-up operations;

•	Delays in obtaining any amended building permit required for completion of the Property in accordance with Article 3, which permit relates to work attributable to the changes made by VOLCOM SAS, if such delays affect completion of the work entrusted to the Developer;

•	Any delay or change resulting from any decision attributable to any gratuitous, official or legal claim brought against the building permit or amended building permits, or unilateral administrative or contractual deeds pertaining to the project;

•	Changes requested by the Owner of the Work, or the Pyrenees Atlantique District Equipment Director pursuant to Article 3 of the Temporary Occupation Agreement attached hereto, if such changes result in extending the delivery deadline for building construction;

•	Delays attributable to the Owner of the Work or to a third party (with the exception of the Developer’s sub-contractors and suppliers and the companies operating on the worksite apart from the previously-mentioned court-appointed administration or bankruptcy cases), particularly:
•	Delays by the Bayonne Chamber of Commerce and Industry in carrying out the work of providing services for the “Parc d’Activités de la Glisse” subdivision, if it impacts the progress of the construction;

•	Delays due to work on the site by a contractor with whom the Owner of the Work contracted directly;

•	Transfer of the land after May 1, 2006.
•	Suspension of work required by the Owner of the Work
Should an event of force majeure or a legitimate reason for suspension of the delivery deadline occur, the time required for completion shall be extended by a period of time equal to that during which the considered event prevented the continuation of construction work.
B)	Completion of the project shall be understood as:
•	completion of all works and facilities specified in this agreement and its appendices

For evaluation of such completion according to Article R.261-1 of the CCH, compliance defects, non-performed services or visible defects shall not be taken into account if they do not themselves prevent or impair, or require repair work that prevents of impairs the normal use of the construction and leasing of the building.
C)	The anticipated delivery on 01/31/2007 shall take place under the following conditions:
•	the Developer shall ask the Owner of the Work by registered mail with return receipt to acknowledge the reality of such completion, on the set date and time, said date and time being subject to fifteen (15) day’s notice

•	a certificate by the project manager certifying completion shall be provided to the Owner of the Work

•	on the said date, the said certificate and a delivery report shall be prepared by both parties and a Delivery Report shall be drawn up.

•	the Owner of the Work shall have the right to have any reservations that it deems useful inserted into said report, with regard to defects and/or non-compliance with the provisions of the contract

•	should the Owner of the Work fail to attend, the Developer shall send a second notification in the same form as specified above. Should the Owner of the Work fail to attend, such absence shall constitute acceptance without reservation on the date of the second notification.

•	upon acknowledgement of completion and signing the delivery report, whether or not reservations have been expressed, accepted or contradicted, the keys shall be transferred to the Owner of the Work to constitute the delivery and possession, on the express condition that the Owner of the Work has previously paid the Developer the portions of the price and compensation payable upon delivery.

D)	Sanctions in the Event of Completion Delays
If the project is not completed as defined in Article B) within the deadline specified in Article A) possibly extended in the case of an event of force majeure or legitimate reasons for suspension as specified in the same article, the Developer, as compensation for the losses suffered by the Owner of the Work, within 10 days following the official notice sent by the Owner of the Work, shall provide free of charge to the Owner of the Work:
•	500 m2 of premises for office space, located at “Imprimerie de la Cote Basque, 9 Rue de Loustalot 64600 in ANGLET

•	2 000 m2 of logistics warehouses to whit the Magasin General, Zone portuaire de Blacpignon 64600 ANGLET
Such free provision shall cease, for the offices, 15 days after the Developer notifies the Owner of the Work of the completion of the building, duly certified by the General Contractor for the project by registered mail with return receipt, and by September 30, 2007 at the latest for the logistics warehouse.
E)	If completion is acknowledged and reservations are expressed in the delivery report by the Owner of the Work and accepted by the Developer, the work required for lifting these reservations shall be carried out by the Developer within six months.

F)	Visible compliance defects: any dispute relating to compliance of the property with the commitments made by the Developer pursuant to this agreement shall be notified by “registered letter with return receipt” to the latter, within two months of the date of taking of possession, under penalty of the Owner of the Work forfeiting any rights and claims in connection with such defects.

G)	The Developer agrees to provide the Owner of the Work with the following documents within the time period specified below:
•	Final Delivery Date

•	Any agreement signed with EDF, and any other service providers,

•	The consual,

•	Maintenance instructions,

•	Equipment test reports,

•	Any documentation required for, or useful to an in-depth knowledge of the property and its facilities, including maintenance contracts with the manufacturers and suppliers of various pieces of equipment.

•	A list of the companies that worked on the project, with their addresses and those of their insurance companies

•	The work acceptance reports signed with the contractors.
•	Within 90 days of delivery

•	the later work file prepared by the coordinator

•	a copy of the completion statement made to the mayor’s office and its receipt

•	Within 6 months after delivery
•	All drawings for work performed. Performed work drawings shall be understood to be at least, and not limited to:
•	The complete drawings for reinforced concrete structure including armoring,

•	All building trades’ drawings and in particular those for all ducts, such as air conditioning, electricity and plumbing,

•	The reports lifting the reservations,

•	The inspection firm’s final report without reservations,

•	The architect’s drawings,

•	The statement of disputes with construction contractors,

•	The verification drawings,
Article 7 — Not Applicable
Article 8 — CERTIFICATE OF COMPLIANCE
The Developer shall file and follow up on the application filing to obtain said Certificate of Compliance, and the Owner of the Work hereby gives him all powers for the purpose of executing any document relating to such application.
It is hereby specified that the Certificate of Compliance can not be obtained before the completion of all the above-mentioned premises that make up the real estate property.
The Developer shall carry out, at his cost, all work required to obtain the Certificate of Compliance as notified by the beneficiary of the building permit, and after delivery, shall diligently carry out the work required for prompt compliance, without disturbing the use and operation of the buildings.
Before obtaining the Certificate of Compliance, the Owner of the Work shall refrain from carrying out any work in his buildings, or changing the intended purposes of the premises that might prevent the issuing of the said Certificate of Compliance, and by default, shall bear any consequences, particularly financial, of bringing the building up to compliance.
Article 9 — GUARANTEES
A)	The Developer shall owe guarantees for visible defects according to the provisions of Article 1642-1 of the Civil Code.

The Owner of the Work shall have two months as of the date of taking of possession to notify the same to the Developer.

Any defect that could have been identified by an individual other than a tradesman, had such an individual carried out basic inspection shall be considered visible pursuant to Article 1642-1 of the Civil Code.

B)	He shall be guarantor of visible defects according to the provisions of Articles 1792 et seq. and 2270 of the Civil Code.

The Owner of the Work can only file a suit against the Developer based on the guarantee for visible defects during the first year following the date on which the Developer can be discharged for any visible defect according to Paragraph two Article 1648 of the Civil Code.

C)	Regarding visible compliance defects, the Owner of the Work shall have two months as of delivery, as specified in Article 6, to verify compliance of the work with the provisions of this contract.

It is stated that in accordance with the provisions of article 1646 1 of the civil code, the Developer is bound by the duties of architects, contractors and other individuals bound to the Owner of the Work by a hire contracts in pursuance of the provisions of articles 1792, 1792-1, 1792-2, 1792-3 of the Civil Code.

D)	All guarantees specified above cover the buildings built in the context of the project.

The Developer shall include all provisions required in this regard in the agreements it enters into in order to carry out the present contract.

E)	It is also stated that pursuant to Article 1792-6 of the Civil Code, the contractors shall, for a period of one year as of the acceptance of the work, remedy any disorder reported by the Owner of the Work. Such disorders shall only be reported to the Developer, except during the last thirty (30) days of the one (1) year period specified above, during which they shall be reported both to the Developer and respective contractors.
The Developer shall apply the guarantee to any disorder reported by the Owner of the Work within that time and on those terms.
F)	In return for the guarantees provided by the Developer for compliance with regards to visible and latent defects, the Owner of the Work hereby agrees to give free access to the premises to the Developer, the architect and contractors, as required to carry out the repair work.
Article 10 — INSURANCE
A)	The Developer states that he will take out, for the entire construction under this contract:
•	an insurance policy referred to as “worksite damage policy” as required by Article L242-1 of the Insurance Code

•	a policy covering the “non-performer builder’s” liability as required by Article L.241-1 of the Insurance Code

•	a “comprehensive site” insurance policy covering fire, explosions, thefts during on-site work.
The Developer shall provide the Owner of the Work:
- with a copy of his worksite coverage memo from an insurance company before the opening of the worksite. This coverage memo shall be accompanied by the proposal for said contract accepted by the Owner of the Work.
- a copy of insurance contracts within 90 days of delivery of the buildings.
The cost of the above-mentioned insurance is included in the agreed-upon price.
B)	The Developer states that it has an insurance policy covering it against the financial consequences of its liability incurred in the event of a fault, error or omission in the performance of its tasks as developer.
C)	The Developer shall make sure that all participants hold individual basic or liability policies covering their professional liability, and pay their premiums, for which they shall furnish evidence thereof to the Owner of the Work.

The Developer agrees to declare the total final cost of the building to the insurance company and pay the premiums pertaining to any possible building cost overruns.

Article 11 — AGREED-UPON PRICE
The price agreed to for the completion of the construction project described in Article 2 “Project” and in Article 3 “Technical Characteristics and Conditions of Performance of the Work” above is € 3,890,264 (Euros before taxes) in value, and TVA added at the rate applicable on the payment date (i.e. 19.6 % currently) i.e. € 4,642,713, all taxes included
This price includes the costs required for the completion of the buildings, including foundations (within the limits of a load of 55 tons per foot under the furniture designated by “mezzanine”) without the Owner of the Work having to make any further investment for the operation of the planned buildings, in accordance with their intended purpose and any applicable regulation, subject to the documents appended hereto.
This price in particular includes the costs of construction by all trades, of VRDs, of soil probing, technical fees (design and completion project manager, BET, insurance, inspection, SPS coordinator...) as well as respective management costs, insurance costs (particularly civil, works damage and non-performer builder liability), all costs to connect and supply water, energy, telephone to the building during the work, all costs for guards and pro rated accounts, and the Developer’s compensation.
Generally it includes all costs incurred to perform this contract, but does not include:
•	Establishment costs, registration costs and costs of publish the Temporary Occupation Agreement for the Public Maritime Domain annexed hereto, and this contract.

•	Provision of services not included in the description note

•	Furniture and equipment items such as extinguishers.

•	Costs and fees resulting from possible court proceedings (attorneys’ costs, proceeding costs), except for those specified in Article 4.2 hereinabove.

•	Costs resulting from changes in regulations and laws after the date of the filing of the application for a building permit.

•	Real estate taxes on developed and undeveloped property.
The price of construction will be paid as the work is carried out according to the following schedule :
•	€ 467,085 on June 5, 2006

•	€ 363,619 on July 5, 2006

•	€ 517,686 on August 5, 2006

•	€ 591,303 on September 5, 2006

•	€ 667,506 on October 5, 2006

•	€ 393,139 on November 5, 2006

•	€ 799,682 on December 5, 2006

•	€ 463,922 on January 5, 2007

•	€ 378,769 on February 5, 2007

In the event of any delay the Owner of the Work shall owe a 1 % penalty per month of lateness, prorata temporis.
This penalty shall be notified and payable with the following due date, and for the last due date the penalty shall be subject to a special call for funds under the same conditions.
The Developer shall transfer upon completion of the construction project to the Owner of the Work the returns on the security deposit representing 5% of the amount of the work deposited by the company holding the worksite contract.
Article 12 — PRICE GUARANTEE
The Developer agrees to bear any amount exceeding the price specified in Article 11, except for changes such as defined in Article 5-F) hereinabove.
The Owner of the Work shall, however, compensate the Developer for any price overruns resulting from its action.
As needed, it is recalled that the Developer’s price guarantee obligation is understood to be for the overall price, not for each price item making up the overall price. Consequently, the Developer shall not owe for price overruns until after possible compensation for plus or minus offsetting of the various items of the price.
In return:
•	the Owner of the Work will not have to be informed of price breakdowns made by the Developer. However, the Developer shall furnish within a maximum period of 3 months after delivery, a summary sheet showing proof of the amount of the project and distinguishing the “work” stations and the “additional costs related to the construction”, in order that the Owner of the Work shall be in position to provide any information required in compliance with Article 4 of the AOT Convention.

•	In the event that actual expenses are less than the price agreed to in Article 11 hereinabove, said amounts shall belong to the Developer as additional compensation, and the Owner of the Work shall not be able to claim restitution thereof for any reason whatsoever.
Article 13 — END OF PROJECT
This contract is entered into for a period that expires after the completion of the building that is the subject of this contract, the delivery of the said building, the final lifting of reservations and the issuance of the Certificate of Compliance for the work carried out in the context of said project subject to the foregoing provisions, and the final settlement of accounts by the Owner of the Work and the Developer.
This agreement is a common interest mandate. Consequently it is stipulated to be irrevocable during its term.
Nonetheless, each of the parties may consider this contract as terminated by right should the other party fail to perform any one whatsoever of its obligations hereunder, one month after formal notice mentioning this termination clause remains without effect.
Jurisdiction, as needed, is attributed to the President of the Commercial Court of the place where the services are provided, to rule on the applicability of the cancellation clause.
However, if one of the parties prefers, it may seek enforcement of the disregarded clause.

Account settlement:
The Developer shall provide the Owner of the Work, within twelve months of delivery, with site accounts, and hold supporting documents available.
Article 14 — COSTS
Should the Owner of the Work decide to register this contract, all costs, duties and fees for, following or resulting from this agreement shall be its responsibility.
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Article 15 — OFFICIAL ADDRESS
The parties’ official addresses shall be at their registered addresses such as mentioned at the top hereof.
Any notification or injunction specified herein or made in pursuance hereof shall be sent by registered mail with acknowledgement of receipt to the above-mentioned addresses.
Any dispute between the parties in connection herewith shall be brought before the business court of the place of performance of the services.
Article 16 — SUBSTITUTION
The Developer shall not designate a third party to perform this agreement unless otherwise agreed by the owner of the work.

Done in On May 5, 2006

In two original copies

OWNER OF THE WORK	DEVELOPPER

/s/ Official Signature	/s/ Official Signature
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